MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
 PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the SB-1/A registration statement of Drayton Harbor Resources Inc. of our report dated August 25, 2006, except note 2 dated November 28, 2006 on our audit of the financial statements of Drayton Harbor Resources Inc. as of July 31st, 2006, and the results of its operations and cash flows for the period ended July 31st, 2006 from inception and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
February 14, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501